JOHN HANCOCK FUNDS III
AMENDMENT TO ADVISORY AGREEMENT
     AMENDMENT made this 8th day of December, 2009, to the Advisory Agreement dated July 1, 2009, between John Hancock Funds III, a Massachusetts business trust (the “Trust”), and John Hancock Investment Management Services, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE IN APPENDIX A
     Appendix A of the Agreement, which relates to Section 4 of the Agreement, “Compensation of Adviser,” is hereby amended to add the following series of the Trust (a “Fund’), as shown in Appendix A hereto:
John Hancock Small Company Fund
2.	EFFECTIVE DATE

This Amendment shall become effective as of date first mentioned above.

3.	DEFINED TERMS
     Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.
4.	OTHER TERMS OF THE AGREEMENT
     Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

JOHN HANCOCK FUNDS III,
on behalf of its series listed in Appendix A to this Amendment

By:	/s/ Keith F. Hartstein Keith F. Hartstein
President and Chief Executive Officer
JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ Keith F. Hartstein Keith F. Hartstein
President and Chief Executive Officer

Appendix A

	First	Next	Excess over
	$500 million	$500 million	$1 billion
Fund	of Net Assets	of Net Assets	of Net Assets
John Hancock Small Company Fund	0.900%	0.850%	0.800%

A-1